Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated January 16, 2023 (“Effective Date”), by and between Forrest Hoffmaster, an individual (hereinafter referred to as the "Employee"), and MEDICINE MAN TECHNOLOGIES, INC. (“MMT”), a corporation duly organized under the laws of the state of Nevada and having its principal place of business at 4880 Havana Street, Suite 201 South, Denver, Colorado 80239 and its affiliates and subsidiaries (hereinafter referred to as the "Employer" or the "Company"). The existence of this Agreement will be announced publicly by MMT in MMT’s sole discretion.

W I T N E S S E T H:

WHEREAS, the Employer desires to employ the Employee as its Chief Financial Officer under the terms of this Agreement and the Employee desires to become employed by the Employer pursuant to the same, and;

WHEREAS, the Employee and the Employer desire to have their rights, obligations and duties specified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	EMPLOYMENT. Upon execution of this Agreement Employee shall become a full-time employee of Employer and shall devote a reasonable amount of his/her time necessary to properly effectuate the duties and obligations included herein to the benefit of the Employer. During the term of Employee’s employment with the Company, Employee shall report directly to the Company’s President. During his employment with Employer, Employee shall be permitted to continue to operate his secondary personal business of executive coaching and strategic advisory services to third parties in all industries aside from cannabis industry businesses. Parties agree that such outside separate personal business of Employee does not impact Employee’s ability to devote a reasonable amount of his time necessary to properly effectuate the duties and obligations included herein to the benefit of the Employer nor does such outside separate personal business of Employee negatively degrade or lessen the Company’s Goodwill. Parties agree that Employee shall be able to perform his duties for Employer remotely per Company policy.

2.	TERM. The Employee’s employment hereunder shall be effective as of the date of this Agreement and shall continue unless terminated pursuant to Section 4 of this Agreement.

3.	COMPENSATION.

a.	Employer agrees to pay to the Employee during the Term of this Agreement, a base gross salary of $300,000.00 per annum (“Base Salary”), payable in equal installments on a bi-weekly basis, due and payable on those days of the month where Employer customarily makes salary payments to its other employees. Employer shall be responsible for deduction from each salary payment tendered to Employee herein all applicable withholding and other employment taxes imposed by state and federal tax regulations. The Employer may periodically increase Employee’s annual Base Salary at its sole discretion.

b.	Employer agrees to pay the Employee a one-time lump sum of $30,000 (less applicable taxes) payable within 60 days of Employee’s start date.

c.	The Company grants to Employee, effective as of the date of this Agreement (the “Date of Grant”), the option to purchase all or any part of seven hundred thousand (700,000) shares of the common stock of the Company (the “Common Stock”) at a purchase price that shall equal the closing price of the Company’s Common Stock as reported on the trading market in which the Common Stock trades on the Date of Grant (the “Option”). The Option shall vest and become exercisable in accordance with the following vesting schedule: (i) 175,000 shares of Common Stock subject to the Option will vest and become exercisable on the first anniversary of the Effective Date of the Agreement; (ii) an additional 175,000 shares of Common Stock subject to the Option will vest and become exercisable on the second anniversary of the Effective Date of the Agreement; (iii) an additional 175,000 shares of Common Stock subject to the Option will vest and become exercisable on the third anniversary of the Effective Date of the Agreement and (iv) the remaining 175,000 shares of Common Stock subject to the Option will vest and become exercisable on the fourth anniversary of the Effective Date of the Agreement, such that the Option shall be fully vested as of such date.

d.	Notwithstanding the vesting schedule and conditions set forth above, 100% of the 700,000 shares of Common Stock subject to the Option shall vest and become exercisable in the event of a "Change in Control." For purposes of this Agreement, "Change in Control" means (i) the purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (excluding for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its Subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding shares of Common Stock of the Company or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; or (ii) approval by the stockholders of the company of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Common Stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities, or of a liquidation or dissolution of the Company's or of the sale of all or substantially all of the assets of the Company.

e.	All shares of Common Stock issued pursuant to the Option to the Employee under this Agreement may be liquidated at a daily rate of no more than 5% of the preceding five (5) day average volume of the Company’s Common Stock on any given trading day. Notwithstanding the foregoing, the limits under this leak-out provision do not apply in the event of a Change in Control of the Company.

f.	During the term of the Agreement, the Employee shall be eligible to participate in Company-established incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, group health, medical, dental, vision, life and disability insurance plans, in the same manner and at the same levels as the Company makes such opportunities available to the Company’s senior executive level employees.

g.	Employee shall be entitled to the Company’s Unlimited PTO program and follow the Corporate Holiday Schedule, which is published at the beginning of each calendar year. Such PTO shall be taken at such time or times as will be mutually agreed-upon between the Employee and the Company.

h.	Employee shall be entitled to utilize a Company fleet vehicle at his/her discretion, in compliance with all applicable laws and regulations and subject to a Motor Vehicle Record background check.

i.	On or about December 18, 2020, the Board established a new 2021 Bonus Plan (the “Bonus Plan”), which applies to the Employee. Under the Bonus Plan, Employee may earn a target cash bonus of 50% of their base salary with a maximum bonus of 75% of base salary adjusted or otherwise.

j.	Employee shall be immediately eligible to participate in any LTI program when implemented by Company.

During the Term, Employee acknowledges and agrees to comply with the terms and conditions in the attached Exhibit B, Insider Trading Acknowledgement.

4.	TERMINATION.

a.	This Agreement may be terminated upon the happening of any of the following events:

i.	Whenever the Employer and the Employee shall mutually agree to termination in writing;

ii.	Employer may at any time during the term of employment, by written notice, terminate this Agreement and discharge the Employee for Cause (as defined below), whereupon Employer's obligation to pay all compensation and other benefits (including Severance amounts, insurance coverage, medical and hospitalization plan benefits and management incentive plan payments, if any, under this Agreement) shall cease as of the date of termination, unless determined otherwise by the Board of Directors.

As used herein, termination for Cause shall mean the Employee has (a) committed an act constituting dereliction of duties or gross negligence; (b) committed a material breach of any provision of this Agreement or any obligation to the Company that, if curable, has not been cured by Employee within thirty (30) days of written notice from the Company describing such breach in reasonable detail; (c) engaged in dishonest, illegal conduct or misconduct which in each case has a material and adverse impact on the reputation, business, business relationships, financial condition or economic prospects of the Company; (d) refused, after notice thereof, to perform specific lawful directives of the Chief Executive Officer; (e) failed to comply with the Company’s written policies or rules during the term of this Agreement; (f) misappropriation by the Employee of any money or other assets or properties of the Company or its subsidiaries outside of his/her specific purview; (g) the willful and unauthorized disclosure by the Employee of any Company trade secrets or financial information or data which has resulted, or is likely to result, in material and demonstrable damage to Employer ; (h) breach of the terms of any NDA entered into as of the date of this Agreement (i) the commission by the Employee of an act constituting a conflict of interest; (j) in the event Employee becomes aware of any dishonest activities of any other employee of the Employer and Employee fails to undertake proper and sufficient actions to protect the Employer therefrom; (k) been convicted of or entered a plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Employee's ability to perform services for the Company or results in material/reputational or financial harm to the Company or its affiliates.

iii.	Upon termination without Cause, the Employee shall be entitled to the following: (A) twelve (12) months of base gross salary payable in accordance with the normal payroll practice of the Company as if such Employee was employed by the Company during such twelve (12) months; (B) any earned but unpaid bonus; (C) the number of shares of Common Stock subject to the Option that would have vested, had the Employee maintained employment with the Company, through the subsequent anniversary date following the date on which the termination without Cause occurred; and (D) provide or reimburse Employee during the 12-month period for the same or substantially the same medical, dental, long-term disability and life insurance pursuant to Section 3(e) to which Employee was entitled hereunder as of the date of termination, provided, however, that in the case of such medical and dental insurance, that Employee makes a timely election for continuation coverage under COBRA. Together (A), (B), (C) and (D) are “Severance”.

b.	Upon termination for Cause, the Employee shall not be entitled to receive any benefits of Severance pay, unless determined otherwise by the Company.

c.	In the event the Employee decides to leave the employ of the Employer; the Employee agrees to give to the Employer at least thirty (30) days advance written notice of the date of his/her last day of employment.

5.	RECORDS.

Upon termination of this Agreement, Employee shall not be entitled to keep or preserve records of the Employer. Employee hereby acknowledges a duty to Employer to cause to be kept and maintained accurate records of the Employer's business. The Employee shall at any time be entitled to receive copies of his/her personnel files with ten (10) days’ notice to the Employer, noting that should this provision be utilized only the most recent files not provided in any earlier request shall be provided. This prohibition does not include any relevant employee files or records of the employee.

6.	NON-SOLICITATION/NON-COMPETE.

In consideration of the numerous mutual promises contained herein between the Company and Employee, Employee, for his or himself and for or on behalf of any person or business entity in the state of Colorado or any state in the United States that the company derives more than 5% of its revenue (the “Non-Compete Jurisdiction”) engage in any of the following activities:

a.	Upon the Employee's termination of employment with the Employer (voluntary or involuntary) and for a period of 12 months thereafter, said Employee shall not (i) solicit any business from any customers or accounts of the Employer. The Employee shall not assist any third parties in soliciting the business of any customers or accounts of the Employer; and, (ii) directly or indirectly, on his/her own behalf or on behalf of any other person or entity, whether as an owner, director, officer, partner, employee, agent or consultant, for pay or otherwise, render services to or engage with any person or entity (or on Employee’s own behalf, if the Employee is self-employed) that is engaged in a business of which the Company derives more than 5% of its business, nor shall Employee become interested in any such business, directly or indirectly, as an individual, partner, shareholder, member, manager, director, officer, principal, agent, employee, trustee, consultant, contractor or in any other relationship or capacity; provided, however, that nothing contained in this paragraph shall be deemed to prohibit Employee from acquiring, solely as an investment, up to four percent (4%) of the outstanding shares of capital stock of any corporation whose shares are publicly traded; and, for a period of twelve (12) months following the date upon which Employee ceases being an employee, solicit, induce, recruit, or participate in soliciting any individual who is employed by the Company.

b.	In the event the Employee fails to comply with any provisions herein, the Employee hereby authorizes the Employer to obtain a Restraining Order which would restrain and enjoin the Employee or any third party being assisted by said Employee in soliciting business (other than employment) from any accounts or customers of the Employer. Should Employee desire to pursue an employment opportunity with any customer of the Employer, written consent of the Employer must be obtained. Such consent shall not be unreasonably withheld.

c.	Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 6 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company.

d.	Parties agree that after termination of employment, it shall not be a violation of this herein Section 6 Non-Solicitation/Non-Compete nor a violation of Section 8 Goodwill, for Employee to immediately continue his secondary personal business of executive coaching and strategic advisory services to third parties in all industries aside from cannabis industry businesses. Such allowable industries specifically include, but are not limited to, the psychedelic industry.

7.	PROPRIETARY AND CONFIDENTIAL INFORMATION.

a.	For purposes herein, Employer's proprietary and confidential information and trade secrets (hereinafter "Proprietary and Confidential Information") includes:

i.	Information concerning Employer's business, product development, marketing analysis, and related information including prices, terms and other trade secrets related to Employer's customer lists and customers' business affairs, and related information;

ii.	Discoveries, concepts and ideas; techniques and processes, whether copyrightable or not, including, but not limited to, techniques, data and improvements thereof, concerning present or future activities of Employer; and any products, potential products or prototype concepts of Employer;

iii.	Information relating to research, development, invention, purchasing, merchandising and marketing;

iv.	Any proprietary and confidential information relating to research and development undertaken by Employer, its successors and assigns;

v.	Proprietary and confidential information shall not include information which is: (a) of record in the files of Employee at time that Employer's Proprietary and Confidential Information is disclosed to Employee and received from Employer; or (b) either has become or becomes available to the public through no fault of Employee; or (c) is received by Employee, from any third party which has the right to disclose it.

b.	With respect to its Proprietary and Confidential Information as defined in (a), above, Employer retains all rights and interest, which rights include but are not limited to: patent, process patent, copyright, trademark, trade secret or any other form of proprietary right. Employee agrees that all Proprietary and Confidential Information of Employer is protected by law, and may not be used or disclosed by Employee. Employee agrees to safeguard Employer's Proprietary and Confidential Information with no less care than he/she would reasonably use in safeguarding his/her own valuable proprietary information and trade secrets. Employee agrees to take appropriate steps to preserve the complete confidentiality of Employer's Proprietary and Confidential Information by all appropriate measures.

c.	Employee agrees that, except as required by Employer in performance of his/her duties for Employer, he/she will:

i.	not copy or duplicate Employer's Proprietary and Confidential Information, nor allow anyone else to copy or duplicate the same, without the express written permission of Employer;

ii.	never directly or indirectly use, sell, disseminate, disclose, lecture upon, publish articles concerning, or otherwise convey or communicate to any person other than Employer's employees, any of Employer's Proprietary and Confidential Information unless authorized by their supervisor;

iii.	never create or attempt to create or permit others to create duplicate or derivative works containing all or part of Employer's Proprietary and Confidential Information;

iv.	upon termination of this Agreement, Employee shall return all of Employer's Proprietary and Confidential Information which is within Employee's possession or control at that time to Employer and, upon request by Employer, certify in writing to Employer that all information has been returned.

v.	Employee agrees to notify Employer immediately upon learning of any unauthorized possession, use or knowledge of Employer's Proprietary and Confidential Information to which Employee has had access under this Agreement. Employee will promptly furnish Employer all known details of such unauthorized possession, use or knowledge, which will assist in preventing the recurrence of such unauthorized possession, use or knowledge, and will cooperate with Employer in any litigation against any parties undertaken by Employer to protect its rights to its Proprietary and Confidential Information. Employee's compliance with this subparagraph shall not be construed as a waiver of any of Employer's rights under this Agreement.

d.	In the event of a breach or threatened breach by Employee of the provisions of this Agreement, Employer shall be entitled to an injunction restraining Employee from such breach, and Employer may also pursue any and all other remedies available to it for threatened or actual breach, including recovery of damages from Employee.

e.	In addition to the other requirements of this Section 7, for the good and valuable consideration in this Agreement, Employee has agreed to comply with the attached Exhibit A, Employee Invention Assignment.

8.	GOODWILL. Goodwill shall mean that goodwill associated with the Company during the term of this Agreement, including, but not limited to, the benefits that have been or will be purchased, developed, accrued, and maintained as a result of the Company's expenditure of time, money and effort in developing and maintaining, among other things ("Goodwill'): (i) the Company's reputation and the reputation and the skill, training, and, expertise of the Company's officers, employees, advisors, Directors and partners; (ii) the quality of the products and services provided; (iii) personal contacts of the Company's officers, employees, advisors, directors and partners within the state-regulated cannabis industry and local, national and global business community in general, which relationships are vital to the Company's business; (iv) the Company's knowledge and expertise; (v) the Company's business acumen; (vi) the Company's ability to attract other employees, investors, financing, and business partners in order to grow its business; (vii) the Company's Confidential Information; and (viii) other attributes and actions that result in the retention of existing and the acquisition of new patronage. Employee understands that by being employed by the Company, he/she shall have the opportunity to be associated with the Company's Goodwill and receive its benefits of it. At the outset and during the term of this Agreement, the Company promises to provide Employee access to the benefits of its Goodwill, through various means. Employee agrees not to take any action that is intended to degrade or lessen the Company's Goodwill.

9.	NON-DISPARAGEMENT. After the Employee's termination date for cause, neither the Company nor Employee shall make any statements that are professionally or personally disparaging about or adverse to the interests of the other party, including but not limited to any statements that disparage any person, service or capability of the other party, and each such party agrees not to engage in any conduct that is intended to harm professionally or personally the reputation of any party to this Agreement .

10.	NAME & LIKENESS RIGHTS. Employee hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, Employee's name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after Employee's employment, for any purposes related to the Company's business, such as marketing, advertising, credits, and presentations.

11.	SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the terms of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid and unenforceable provisions there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.	MANDATORY ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such Arbitration shall take place in the City and County of Denver, Colorado.

13.	ATTORNEYS FEES AND COSTS. In the event of a dispute arising between the parties hereto, and said dispute becomes subject to any arbitration and/or litigation relating to the rights, duties and/or obligations arising out of this Agreement, the prevailing party in such action shall be entitled to recover all applicable costs of said action, including but not limited to, reasonable attorney’s fees. In the event that Company is deemed by legal authorities to be engaged in illegal activities and legal action is taken by legal authorities against Employee as a corporate officer for Company, Employer agrees to pay the legal defense costs of Employee to address such criminal charges against Employee, including but not limited to attorney fees. In such event, Employee shall have sole discretion to choose his preferred legal counsel.

14.	AMENDMENTS. This Agreement may only be amended by the mutual consent of all the parties hereto, which Amendment shall be in writing duly executed by the parties.

15.	ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.

16.	JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Colorado.

17.	NON-WAIVER. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right herein.

18.	BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

19.	PRIOR AGREEMENTS. This Agreement supersedes and replaces all prior agreements and understandings, whether written or oral.

20.	SECTION 409A. This Agreement and the various provisions within it are intended to either be exempt from or to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

a.	Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

b.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

c.	Notwithstanding any other payment schedule provided herein to the contrary, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service”, and (B) the date of the Employee’s death (the “Delay Period”) to the extent required under Section 409A of the Code. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 20 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

MEDICINE MAN TECHNOLOGIES, INC.

/s/ Nirup Krishnamurthy
Nirup Krishnamurthy, President

/s/ Forrest Hoffmaster
Forrest Hoffmaster, Employee